Exhibit (n)(5)

CONSENT OF PROPOSED TRUSTEE

Pursuant to Rule 438 of Regulation C promulgated under the Securities Act of 1933, as amended, in connection with to Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2 (as amended, the “Registration Statement”) of Blackstone / GSO Senior Floating Rate Term Fund (the “Fund”), the undersigned hereby consents to being named and described in the Registration Statement and in any and all amendments or supplements thereto to be filed with the U.S. Securities and Exchange Commission as a person to be appointed a trustee of the Fund and to the filing or attachment of this Consent with such Registration Statement and any amendment or supplement thereto.

IN WITNESS WHEREOF, the undersigned has executed this Consent as of the 26th day of April, 2010.

/s/ John O’Neill
Name: John O’Neill